Exhibit 5.00

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

October 29, 2018

Board of Directors

10sion Holdings, Inc.

1812 Front Street

Scotch Plains, New Jersey 07076

Gentlemen:

I have acted, at your request, as general counsel to 10sion Holdings, Inc., a Florida corporation, (“10sion Holdings”) for the purpose of rendering an opinion as to the legality of 3,375,000 shares of 10sion Holdings ' common stock to be offered, distributed and sold for cash by 10sion Holdings and 1,225,000 of 10sion Holdings' common stock to be distributed by Sixty Six Oilfield Services, Inc. (now named Six Six Five Oilfield Services, Inc.) as a dividend in kind to its stockholders (together, “Shares”), par value $0.001 per share, pursuant to a registration statement to be filed under the Securities Act of 1933, as amended, by 10sion Holdings with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer, sale and distribution of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein, a true copy of the Articles of Incorporation, there being no amendments of record at the date hereof, of 10sion Holdings, the Bylaws of 10sion Holdings provided by 10sion Holdings’ management, selected proceedings of the board of directors of 10sion Holdings authorizing the issuance of the Shares, a current draft of the Registration Statement, certificates of officers of 10sion Holdings and of public officials, and such other documents of 10sion Holdings and of public officials as I have deemed necessary and relevant to the matter opined upon herein. 10sion Holdings has not engaged a transfer agent and will maintain its own securities register until the closing of the sale of the Shares by 10sion Holdings. I have assumed, with respect to persons other than directors and officers of 10sion Holdings, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares will be when and as issued by 10sion Holdings against the specified consideration therefore (cash on the one hand and acquisition on the other hand) duly authorized, legally issued, fully paid and non-assessable.

My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the registration statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street ♦ Tampa, Florida 33609-1544 ♦ 813 • 874 • 8854 ♦ Cell 813 • 892 • 5969

Fax 800 • 310 • 1695 ♦ e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com

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